Press Release

Record Net Income, Increased Dividends Highlight Six Months Report for Peoples Financial Services Corp. (PFSC)

With net income reaching new highs, the directors of PFSC voted to increase the regular quarterly dividend by .02(cent) per share to .19(cent), an increase of 11.7%. Dividend will be payable on August 15, 2001 to shareholders of record as of July 31, 2001.

Net consolidated income for the period ending June 30, 2001, was $2,259,000, an increase of 22.7% over the June 30, 2000 figure.

Along with the increase in dividends and net income, total assets increased almost 7% with $296,088,000, the balance on June 30, 2001. Net loans were up 15,431,000, or almost 10% at $176,063,000, while deposits ended the first half of the year at $238,674,000, which is up 5.3% over June 30, 2000.

PFSC President and CEO, Jack Ord, said that he is very pleased with the net income figures as well as the growth of the company in these uncertain economic times. Asset quality continues to be a bright spot and that helps sustain net income growth. Ord said that as net income grows, it is the stated plan of the company's Board of Directors to share that growth with shareholders in the form of increased dividends.

PFSC is the parent company of Peoples National Bank headquartered in Hallstead, PA, with offices in Hallstead Shopping Plaza, Hop Bottom, Montrose and Susquehanna in Susquehanna County, and Nicholson, Tunkhannock and Meshoppen in Wyoming County.